CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of Fidelity California Municipal Trust: Spartan California Municipal Income Fund (formerly Fidelity California Municipal Income Fund), of our report dated April 3, 1998 on the financial statements and financial highlights included in the February 28, 1998 Annual Report to Shareholders of Spartan California Municipal Income Fund, Spartan California Municipal Money Market Fund and Fidelity California Municipal Money Market Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/Price Waterhouse LLP
                                                              Price
Waterhouse LLP
Boston, Massachusetts
April 13, 1998